Exhibit 10.1

December [•], 2011

SCBT Financial Corporation

520 Gervais Street

Columbia, South Carolina  29201

Re:  Agreement and Plan of Merger by and between SCBT Financial Corporation (“SCBT”) and Peoples Bancorporation, Inc. (the “Company”)

Ladies and Gentlemen:

In consideration of the expenses and other obligations SCBT will incur in connection with the Agreement and Plan of Merger, by and between SCBT and the Company, dated as of December [•], 2011 (as may be amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), and in order to induce SCBT to execute the Merger Agreement and to proceed to incur such expenses,

(“Shareholder”) hereby agrees as follows (capitalized terms used and not defined herein shall have the meaning given in the Merger Agreement):

1.             Shareholder represents and warrants that, as of the date of this letter agreement Shareholder has, and at all times during the term of this letter agreement will have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to dispose of, in each case without restriction or limitation, that number of shares of the common stock of the Company, par value $1.11 per share, (the “Common Stock”), as set forth on Annex A hereto (such shares, together with all additional shares or rights to acquire shares of Common Stock that such Shareholder may acquire from and after the date hereof, the “Shares”).  Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.

2.             Shareholder agrees, until the earlier of (a) the Effective Time or (b) the date that the Merger Agreement is terminated in accordance with its terms (the “Expiration Date”), that, without the prior written consent of SCBT, other than pursuant to the Merger, Shareholder shall not directly or indirectly, sell (including short sell), transfer, pledge, encumber or otherwise dispose of, including by gift (collectively, “Transfer”), or enter into any contract or understanding with respect to a Transfer of, the Shares.  In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s).

3.             Until the Expiration Date (in the case of clauses (a), (b), (c)(ii) and (c)(iii) below) and except as SCBT may otherwise agree, at the Company Shareholders Meeting and at any other meeting of Company shareholders, however called, and on every action or approval by written consent of shareholders of the Company, Shareholder shall vote

(or cause to be voted), or deliver (or cause to be delivered) a written consent covering, the Shares:

(a)           in favor of the approval of the Merger and the Merger Agreement and in favor of any proposal to adjourn or postpone the Company Shareholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which the Company Shareholders Meeting is held and in favor of any action in furtherance of any of the foregoing;

(b)           against any action or agreement that is intended, or could be reasonably expected to, result in a breach of any representation, warranty, covenant or obligation of the Company or any Company Subsidiary in the Merger Agreement or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the Merger; and

(c)           against (except as to the transactions contemplated by the Merger Agreement) any proposal that relates to an Acquisition Proposal or Alternative Transaction or any amendment or other change in the Company’s or any Company Subsidiary’s articles of incorporation or bylaws.

4.             Shareholder hereby acknowledges that Shareholder is bound by the restrictions set forth in Section 6.9 of the Merger Agreement and agrees consistent therewith not to solicit or facilitate any Acquisition Proposal or Alternative Transaction.

5.             Shareholder represents, warrants and covenants to SCBT that this letter agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and legally binding agreement of Shareholder, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by Shareholder or the performance of its obligations hereunder.  If Shareholder is married and any of the Shares constitute community property or spousal approval is otherwise necessary for this letter agreement to be legal, binding and enforceable, this letter agreement has been duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, Shareholder’s spouse, enforceable in accordance with its terms.

6.             Except as otherwise provided herein, this letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.

7.             The undersigned acknowledges that SCBT will be irreparably harmed by, and that there will be no adequate remedy at law for, a violation by the undersigned hereof.  Without limiting other remedies, SCBT shall have the right to enforce this letter agreement by specific performance or injunctive relief.

8.             This letter agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina applicable to agreements made and to be performed entirely within such state.  The parties to this letter agreement irrevocably submit to the personal jurisdiction of any court of the State of South Carolina or any court of the United States located in the State of South Carolina with respect to any dispute

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arising out of this letter agreement or the transactions contemplated by this letter agreement.  This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Very truly yours,

Accepted and Agreed:

SCBT FINANCIAL CORPORATION

By:
Name:
Title:

Dated: December , 2011

[Signature Page to Voting and Support Agreement]

Annex A

Shareholder	Shares beneficially owned	Shares subject to options, warrants and other rights to acquire shares

The number of shares set forth on this Annex A are the only shares of Common Stock beneficially owned by Shareholder as of the date of this letter agreement.